UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2022

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-1402	34-1860551
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22801 St Clair Avenue

Cleveland, Ohio 44117

(Address of principal executive offices, with zip code)

(216) 481-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, without par value	LECO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 29, 2022, Lincoln Electric Holdings, Inc. (the “Company”) and certain of its domestic subsidiaries (collectively, with the Company, the “Borrower”), entered into the Credit Agreement, dated as of November 29, 2022, with the lenders party thereto and PNC Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement provides for a term loan in a principal amount in the aggregate of $400 million (the “Term Loan”), which was borrowed in full. The Term Loan matures on November 29, 2025. The Term Loan shall bear interest at a rate based on Term SOFR, plus a margin ranging from 0.75% to 1.75% based on the Company’s consolidated net leverage ratio. Borrowings under the Term Loan will be used to pay a portion of the purchase price in connection with the acquisition of Fori Automation, LLC (“Fori Automation”), described below under Item 8.01 below, and related fees and expenses, as well as for general corporate purposes.

The Credit Agreement contains customary representations and warranties, as well as customary affirmative, negative and financial covenants for credit facilities of this type (subject to negotiated baskets and exceptions), including limitations on the Company and its subsidiaries with respect to liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates. The Credit Agreement requires the Borrowers to regularly provide certain financial information to the lenders thereunder and to maintain a minimum consolidated fixed charges coverage ratio and maximum consolidated net leverage ratio.

The foregoing is merely a summary of the terms and conditions of the Credit Agreement and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On December 1, 2022, the Company completed the previously announced transaction to acquire Fori Automation. Under the terms of the agreement, the purchase price was $427 million, subject to a customary working capital adjustment. The Company funded the transaction with cash on hand and arranged credit as described above.

A copy of the press release issued by the Company on December 1, 2022 is attached hereto as Exhibit 99.1. The press release is also available on the Company’s website at www.lincolnelectric.com.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated as of November 29, 2022, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Lincoln Electric Automation, Inc., Lincoln Global, Inc., the Lenders and PNC Bank, National Association.

99.1	Press Release dated December 1, 2022.

104	The cover page of Lincoln Electric Holdings, Inc.’s Form 8-K is formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: December 1, 2022	By:	/s/ Jennifer I. Ansberry
Jennifer I. Ansberry, Executive Vice President, General Counsel & Secretary